Filed Pursuant to Rule 424(b)(5)
Registration No. 333-173098

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 19, 2011)

DARA BIOSCIENCES, INC.

2,550  Shares of Series B-3 Preferred Stock

(and 3,355,263 shares of Common Stock underlying the Series B-3 Preferred Stock)

We are offering 2,550 shares of Series B-3 Preferred Stock for  $1000 per share.  Each share of Series B-3 preferred stock is convertible into 1,315 shares of our common stock and this prospectus supplement also covers up to 3,355,263 shares of common stock issuable upon conversion of the Series B-3 preferred stock.

Subject to certain ownership and other limitations, shares of Series B-3 preferred stock are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $0.76.

For a more detailed description of the Series B-3 preferred stock, see the section entitled “Description of Capital Stock – Series B-3 Preferred Stock” beginning on page S-11 of this prospectus supplement, and for a more detailed description of our common stock, see the section entitled “Description of Capital Stock – Common Stock” beginning on page S-7 of this prospectus supplement.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “DARA.” On December 27, 2012, the last reported sale price of our common stock on the NASDAQ Capital Market was $0.81 per share.

As of December 27, 2012, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $16,162,912, which amount is based on 18,366,946 shares of outstanding common stock held by non-affiliates and a per share price of $0.88 which was the closing sale price of our common stock as quoted on the NASDAQ Capital Market on December 20, 2012.  Following this offering, we have sold securities with an aggregate market value of $5,375,589 pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

We are selling the securities in this offering directly to investors.  See “Plan of Distribution” beginning on page S-5 of this prospectus supplement for further information.

We have retained Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) to act as placement agent in connection with this offering to use its “reasonable best efforts” to solicit offers to purchase the Series B-3 Preferred Stock.  See “Plan of Distribution” beginning on page S-5 of this prospectus supplement for more information regarding this arrangement.

	Per Unit ($)	Total ($)
Public offering price	1,000.00	2,550,000
Placement agent fees	70.00	178,500
Proceeds, before expenses, to us	930.00	2,371,500

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement for more information.

The Placement Agent is not purchasing or selling any of our units pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of units.  We expect that delivery of the securities being offered pursuant to this prospectus supplement will be made to purchasers on or about December 31, 2012.

Ladenburg Thalmann & Co. Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 28, 2012.

TABLE OF CONTENTS
Prospectus Supplement

TABLE OF CONTENTS
Prospectus

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You should rely only on the information contained in this prospectus supplement or contained in or incorporated by reference in the accompanying prospectus to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in the prospectus.

We are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

a-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “DARA,” the “Company,” “we,” “us” and “our” refer to DARA BioSciences, Inc. and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before investing in the securities described herein. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” contained in this prospectus supplement and the accompanying prospectus and the financial statements incorporated by reference in the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

Overview

DARA BioSciences, Inc. (NASDAQ: DARA) is a specialty pharmaceutical company focused on the development and commercialization of oncology treatment and supportive care pharmaceutical products. Through our acquisition of Oncogenerix, Inc., which occurred on January 17, 2012, we acquired exclusive U.S. marketing rights to our first commercial proprietary product, Soltamox® (oral liquid tamoxifen). Soltamox® has been approved by the U.S. Food and Drug Administration (“FDA”) for the treatment of breast cancer. We have an exclusive license with Helsinn Healthcare SA (“Helsinn”),  to distribute, promote, market and sell Gelclair® for treatment of certain approved indications in the United States and the right to subcontract certain of those licensed rights to subcontractors. Gelclair® is an FDA-cleared product indicated for the treatment of oral mucositis. In addition, we have a marketing agreement with Innocutis Holdings, LLC pursuant to which we will promote Bionect® (hyaluronic acid sodium salt, 0.2%) within the oncology and radiation oncology marketplace.  Bionect® has been 510(k) cleared by the FDA for the management of irritation of the skin as well as first and second degree burns. Additionally, we continue to have an internal clinical development program focused on two drug candidates, KRN5500 and DB959.

Corporate Information

Our executive offices are located at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, and our telephone number is 919.872.5578.  Our Internet address is www.darabiosciences.com.  The information on our website is not incorporated by reference into this prospectus supplement, and you should not consider it part of this prospectus supplement or the accompanying prospectus. DARA BioSciences, Inc. was incorporated on June 22, 2002.

RECENT DEVELOPMENTS

Gemcitabine

In February 2012, we entered into an Exclusive Distribution Agreement with Uman Pharma Inc. pursuant to which we received an exclusive license to import, sell, market and distribute Uman’s gemcitabine lyophilized powder product in 200mg and 1g dosage sizes in the U.S. Gemcitabine went off patent in 2011 in the U.S. and is widely prescribed as first-line therapy for ovarian, breast, lung and pancreatic cancers. Uman originally intended to file an Abbreviated New Drug Application for gemcitabine with the FDA in the second half of 2012.

Due to the current U.S. market conditions for gemcitabine lyophilized powder, Uman is unlikely to file an Abbreviated New Drug Application for gemcitabine with the FDA in 2012.  In fact, pricing pressure on gemcitabine makes it unlikely that Uman will be able to manufacture and we will be able to commercialize gemcitabine in the U.S. at prices competitive enough to establish any significant market share.  As a result, we believe it is unlikely we will ever commercialize gemcitabine in the U.S. under our Exclusive Distribution Agreement with Uman.

Bionect® Patent Litigation

On November, 2012, a suit was filed in the United States District Court District of Columbia naming DARA as a defendant. Plaintiff in the suit is GlycoBioSciences, Inc.  Also named as defendant is Innocutis Holdings, LLC (“Innocutis”). Plaintiff alleges that defendants’ distribution and sale of Bionect infringes on certain of plaintiff’s patents and plaintiff seek to enjoin defendants’ alleged patent infringement and seeks unspecified damages and costs. Pursuant to our license agreement with Innocutis, Innocutis is required to indemnify us in connection with this lawsuit.  As a result, Innocutis has assumed our defense. We believe the claim to be substantially without merit, and while no assurance can be given regarding the outcome of this litigation, we believe that the resolution of this matter will not have a material adverse effect on our financial position or results of operations.

THE OFFERING

Shares of Series B-3 preferred stock offered	2,550
Offering price	$1000 per share
Description of Series B-3 preferred stock	Series B-3 preferred stock has a liquidation preference and is redeemable at the option of the Company. See the section entitled “Description of Capital Stock – Series B-3 Preferred Stock” below.
Series B-3 conversion price	$0.76
Shares of common stock outstanding before this offering	18,697,094
Shares of common stock outstanding after completion of this offering, including shares of common stock underlying shares of Series B-3 preferred stock	22,052,357
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately  $2.3 million. We intend to use such proceeds for the commercial activities related to Soltamox®, our FDA-approved treatment for breast cancer, for Gelclair, our FDA-cleared Product for the treatment of oral mucositis and for working capital and general corporate purposes. See “Use of Proceeds” below.

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” below, before deciding to invest in our securities.

The number of shares of common stock outstanding before and after the offering is based on 18,697,094 shares outstanding as of December 27, 2012, and excludes:

●	1,631,200 shares of common stock issuable upon the conversion of outstanding shares of Series A and Series B-2 preferred stock;

●	12,274,239 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.19 per share;

●	1,306,887 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $1,65 per share;

●	484,033 shares of common stock reserved for future grants and awards under our equity incentive plans;

●
Up to 891,648 shares of common stock that may be issued to former Oncogenerix, Inc. stockholders, based upon our company’s achievement of certain revenue or market capitalization milestones during the 60 months following the merger with Oncogenerix, which occurred on January 17, 2012; and

●
shares of common stock issuable upon conversion of shares of Series B-4 preferred stock and the exercise of certain warrants to be issued in connection with this offering as described below under “Private Placement Transaction and Warrants.”

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risks described in our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequent filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus supplement.

PLAN OF DISTRIBUTION

Ladenburg Thalmann & Co. Inc., which we refer to herein as the Placement Agent, has agreed to act as placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated  December 28, 2012.  The Placement Agent is not purchasing or selling any securities offered by this prospectus supplement, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby.  Therefore, we will enter into a securities purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of Series B-3 preferred stock offered pursuant to this prospectus supplement.

We have agreed to pay the Placement Agent a placement agent’s fee equal to 7%  of the aggregate purchase price of the securities sold in this offering and pursuant to the private placement transaction described below under “Private Placement Transaction and Warrants.”

The following table shows the per Series B-3 preferred stock and total placement agent’s fees we will pay to the Placement Agent in connection with the sale of the Series B-3 preferred stock offered pursuant to this prospectus supplement assuming the purchase of all of the Series B-3 preferred stock offered hereby.

Per Shares of Series B-3 Preferred Stock placement agent's fees	$70.00
Maximum offering total	$178,500.00

Because there is no minimum offering amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell shares of Series B-3 preferred stock to investors is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion.  A purchaser’s obligation to purchase units is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

In no event will the total amount of compensation paid to the placement agent or any other member of FINRA or independent broker-dealer upon completion of this offering exceed 8% of the gross proceeds of the offering.  We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fees and expenses, will be approximately $75,000, which includes our legal, accounting and printing costs and various other fees.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the Placement agent acting as principal.  Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it have completed their participation in the distribution.

For the complete terms of the securities purchase agreement and the placement agent agreement, you should refer to the form securities purchase agreement and form placement agent agreement which are filed as exhibits to a Current Report on Form 8-K filed with the SEC in connection with this offering and is incorporated by reference into the registration statement of which this prospectus supplement is part.

USE OF PROCEEDS

We intend to use the estimated net proceeds from the sale of these securities for the commercial activities related to Soltamox®, our FDA-approved treatment for breast cancer, and for Gelclair, our FDA-cleared Product for the treatment of oral mucositis which we expect to launch in the first half of 2013, as well as for working capital and general corporate purposes.

We have not yet determined the amount of net proceeds to be used specifically for any particular purpose or the timing of these expenditures.  Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

 DILUTION

Our net tangible book value as of September 30, 2012 was $8,480,931, or $0.45 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 2,550 shares of Series B-3 preferred stock in this offering and assuming the conversion of all the shares of Series B-3 preferred stock sold in the offering and our receipt of net proceeds from the offering of approximately $2.3 million (and excluding shares of common stock issuable upon the exercise of warrants issued in connection with such offering), our net tangible book value as of September 30, 2012 would have been approximately $10.8 million, or $0.49 per share. This represents an immediate increase in net tangible book value of $0.04 per share to existing stockholders and an immediate dilution in net tangible book value of $0.27 per share to investors in this offering.  The following table illustrates this calculation.

Series B-3 Conversion Price		$0.76
Pro forma net tangible book value per share as of September 30, 2012	$0.45
Increase per share attributable to this offering	$0.04
As adjusted tangible book value per share after this offering		$0.49
Dilution per share to new investors in this offering		$0.27

The number of shares of common stock outstanding before and after the offering is based on 18,647,094 shares outstanding as of September 30, 2012, and excludes:

●	1,631,200 shares of common stock issuable upon the conversion of outstanding shares of Series A and Series B-2 preferred stock;

●	12,274,239 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.19 per share;

●	1,306,887 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $1.65 per share;

●	484,033 shares of common stock reserved for future grants and awards under our equity incentive plans;

●
Up to 891,648 shares of common stock that may be issued to former Oncogenerix, Inc. stockholders, based upon our company’s achievement of certain revenue or market capitalization milestones during the 60 months following the merger with Oncogenerix, which occurred on January 17, 2012; and

●
shares of common stock issuable upon conversion of shares of Series B-4 preferred stock and the exercise of certain warrants to be issued in connection with this offering as described below under “Private Placement Transaction and Warrants.”

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws. The summary does not purpose to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the General Corporation Law of the State of Delaware, as amended, or the Delaware General Corporation Law.

Common Stock

General

We currently have authority to issue 75,000,000 shares of our common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 978,500 are undesignated. As of December 27, 2012, we had 18,697,094 shares of common stock, 828 shares of Series A preferred stock and 1,300 shares of Series B-2 preferred stock issued and outstanding.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Dividend and Liquidation Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

We have never paid any cash dividends on our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Trust & Transfer Company.

Equity Compensation Plans

We have two share-based compensation plans, the 2008 Employee, Director, and Consultant Stock Plan and the 2003 Amended and Restated Employee, Director, and Consultant Stock Plan, together referred to herein as the “Stock Plans.” As of December 27, 2012, options to purchase 1,306,887 shares of our common stock were issued and outstanding under the Stock Plans with a weighted-average price of $1.65 and 484,033 shares of our common stock were reserved for future issuance under the Stock Plans.

Outstanding Warrants

As of December 27, 2012, we had issued and outstanding a total of 12,274,239 warrants to purchase our common stock outstanding at a weighted-average exercise price of $2.19. In connection with the offering of shares of Series B-3 preferred stock, on December 28, 2012, the Company entered into an Amendment to Securities Purchase Agreement and Warrants (the “Securities Purchase Agreement Amendment”) with all of the current holders of warrants issued by the Company pursuant to the Securities Purchase Agreement, dated April 6, 2012, between the Company and the purchasers party thereto (the “April Purchase Agreement”).  Pursuant to the Securities Purchase Agreement Amendment, the warrant holders agreed to amend the April Purchase Agreement to permit the Company to conduct a financing below $1.00 without such warrant holders’ approval and the Company agreed to amend the exercise price of the warrants issued to such warrant holders pursuant to the April Purchase Agreement.  In connection with the Purchase Agreement Amendment, the exercise price of a total of 5,125,000 of $1.25 warrants was reduced to $1.00 and the exercise price of a total of 3,954,800 of $1.00 warrants was reduced to $0.80.

Blank Check Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting, conversion and other rights which could adversely affect the holders of our common stock or preferred stock, except as prohibited by any applicable preferred stock certificate of designation of preferences, rights and limitations.

Series A Preferred Stock

Our Board has designated 4,800 shares of preferred stock as Series A Convertible Preferred Stock (“Series A preferred stock”), par value $0.01 per share.  As of December 27, 2012, there were 828 shares of Series A preferred stock outstanding

Liquidation Preference

The Series A preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series A preferred stock, and (3) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series A preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series A preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series A preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series A preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A preferred stock, (4) increase the number of authorized shares of Series A preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series A preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series A preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

●	increase or decrease the aggregate number of authorized shares of Series A preferred stock;

●	increase or decrease the par value of the shares of Series A preferred stock; or

●	alter or change the powers, preferences, or special rights of the shares of Series A preferred stock so as to affect them adversely.

Redemption

We have the right to redeem the Series A preferred stock for a cash payment equal to 120% of the stated value of the Series A preferred stock. Holders of Series A preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series A preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series A preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series A preferred stock (or $1000) by a conversion price of $2.50 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. Subject to limited exceptions, a holder of shares of Series A preferred stock will not have the right to convert any portion of its Series A preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.  As of December 27, 2012, the 828 outstanding shares of Series A preferred stock were convertible into a total of 331,200 shares of common stock.

Dividends

The Series A preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series A preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, before any distribution or payment is made to the holders of any junior securities, the holders of Series A preferred stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Series B-2 Preferred Stock

Our Board has designated 10,250 shares of preferred stock as Series B-2 Convertible Preferred Stock (“Series B-2 preferred stock”), par value $0.01 per share. As of December 27, 2012, there were 1,350 shares of Series B-2 preferred stock outstanding.

Liquidation Preference

The Series B-2 preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series B-2 preferred stock, (3) junior to Series A preferred stock, and (4) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series B-2 preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series B-2 preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series B-2 preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series B-2 preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series B-2 preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B-2 preferred stock, (4) increase the number of authorized shares of Series B-2 preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series B-2 preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series B-2 preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

●	increase or decrease the aggregate number of authorized shares of Series B-2 preferred stock;

●	increase or decrease the par value of the shares of Series B-2 preferred stock; or

●	alter or change the powers, preferences, or special rights of the shares of Series B-2 preferred stock so as to affect them adversely.

Redemption

We have the right to redeem the Series B-2 preferred stock for a cash payment equal to 120% of the stated value of the Series B-2 preferred stock. Holders of Series B preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series B-2 preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series B-2 preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series B-2 preferred stock (or $1000) by a conversion price of $1.00 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.  In addition, until such time that during any 30 consecutive trading days, the volume weighted average price of our common stock exceeds $2.25 and the average daily dollar trading volume during such period exceeds 270,000 shares per trading day, if we sell or grant any option to purchase or sell any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price (the “Base Conversion Price”), then the conversion price shall be reduced to equal the Base Conversion Price.  As a result of the issuance of the Series B-3 preferred stock the conversion price of the Series B-2 preferred stock will be reduced to $0.76 per share. Following this adjustment, the 1,300 outstanding shares of Series B-2 preferred stock will be convertible into a total of 1,710,526 shares of common stock. Subject to limited exceptions, a holder of shares of Series B-2 preferred stock will not have the right to convert any portion of its Series B-2 preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Dividends

The Series B-2 preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series B-2 preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and after payment to the holders of Series A preferred stock and the holders of Series B preferred stock, but before any distribution or payment is made to the holders of any junior securities, the holders of Series B-2 preferred stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Series B-3 Preferred Stock

In connection with the completion of this offering our Board of Directors adopted resolutions which authorized 2,550 shares of a new class of stock designated Series B-3 Convertible Preferred Stock, par value $0.01 per share (the “Series B preferred stock”). The material terms and provisions of the Series B-3 preferred stock are summarized below. For the complete terms of the Series B preferred stock, you should refer to the form certificate of designation of preferences, rights and limitations of Series B-3 convertible preferred stock which is filed as an exhibit to a Current Report on Form 8-K filed with the SEC in connection with this offering and is incorporated by reference into the registration statement of which this prospectus supplement is part.

Liquidation Preference

The Series B-3 preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series B-3 preferred stock, (3) junior to Series A preferred stock, (4) junior to Series B-2 preferred stock and (5) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series B-3 preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series B-3 preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series B-3 preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series B-3 preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series B-3 preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B-3 preferred stock, (4) increase the number of authorized shares of Series B-3 preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series B-3 preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series B-3 preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

●	increase or decrease the aggregate number of authorized shares of Series B-3 preferred stock;

●	increase or decrease the par value of the shares of Series B-3 preferred stock; or

●	alter or change the powers, preferences, or special rights of the shares of Series B-3 preferred stock so as to affect them adversely.

Redemption

We have the right to redeem the Series B-3 preferred stock for a cash payment equal to 120% of the stated value of the Series B-3 preferred stock. Holders of Series B preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series B-3 preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series B-3 preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series B-3 preferred stock (or $1000) by a conversion price of $0.76 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.  In addition, until such time that during any 30 consecutive trading days, the volume weighted average price of our common stock exceeds 250% of the then effective conversion price for each of any 25 trading days during such 30 consecutive trading days and the average daily dollar trading volume during such period exceeds $250,000 per trading day, if we sell or grant any option to purchase or sell any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price (the “Base Conversion Price”), then the conversion price shall be reduced to equal the Base Conversion Price.  Subject to limited exceptions, a holder of shares of Series B-3 preferred stock will not have the right to convert any portion of its Series B-3 preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.  In addition, until such time as we have approved shareholder approval as required by applicable Nasdaq rules, we may not issue, upon conversion of the Series B-3 preferred stock, a number of shares of common stock which, when aggregated with shares previously issued upon conversion of shares of Series B-3 preferred stock and Series B-4 preferred stock, would exceed 3,739,400 shares of common stock.

Dividends

The Series B-3 preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock after payment of any dividends required to by paid on the Series A preferred stock and Series B-2 preferred stock. No other dividends will be paid on shares of Series B-3 preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and after payment to the holders of Series A preferred stock and the holders of Series B preferred stock, but before any distribution or payment is made to the holders of any junior securities, the holders of Series B-3 preferred stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Series B-4 Preferred Stock

As described below under “Private Placement Transaction and Warrants” substantially concurrently with the closing of the sale of shares of Series B-3 preferred stock in the offering, we also expect to sell a total of $250,000 of shares of Series B-4 preferred stock to certain investors in a private placement transaction. The terms of the Series B-4 preferred stock are substantially identically to the terms of the Series B-3 preferred stock.

 PRIVATE PLACEMENT TRANSACTION AND WARRANTS

Substantially concurrently with the closing of the sale of shares of Series B-3 preferred stock in the offering, we also expect to sell a total of $250,000 of shares of Series B-4 preferred stock to certain investors in a private placement transaction (the “Private Placement Transaction”).  The terms of the Series B-4 preferred stock are substantially identically to the terms of the Series B-3 preferred stock and will be convertible into a total of 328,947 shares of common stock.  Such shares will be issued and sold without registration under the Securities Act of 1933, as amended (the “Act”), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

In connection with the purchase of shares of Series B-3 preferred stock in this offering and the shares of Series B-4 preferred stock in the Private Placement Transaction, each investor will receive warrants to purchase a number of shares of common stock equal to the number of shares of common stock into which such investor’s shares of Series B-3 preferred stock and Series B-4 preferred stock are convertible, at an initial exercise price equal to $1.05 (the “Warrants”).

Each warrant will be exercisable at any time on or after the six month anniversary of date of issuance (the “Initial Exercise Date”).  One-half of the warrants will be exercisable for two years from the Initial Exercise Date, but not thereafter, and the other half will be exercisable for five years from the Initial Exercise Date, but not thereafter.  Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise.

Such Warrants will be issued and sold without registration under the Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  Accordingly, investors may exercise those warrants and sell the underlying shares only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act..

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by K&L Gates LLP, Raleigh, North Carolina.